YTB INTERNATIONAL ANNOUNCES FINANCIAL RESULTS FOR QUARTER ENDED MARCH 31, 2010

WOOD RIVER, Ill., May 18, 2010 – YTB International, Inc. (OTC BB: YTBLA) (“YTB” or the “Company”), a provider of e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Puerto Rico, Bermuda, the Bahamas, the U.S. Virgin Islands, and Canada, today announced its financial results for the quarter ended March 31, 2010.

Total revenue for the quarter ended March 31, 2010 was $9.3 million, compared to $21.4 million for the first quarter of 2009.  Net loss for the quarter ended March 31, 2010 was ($423,000), or ($0.00) per diluted share, compared to a net loss of ($1.9) million, or ($0.02) per diluted share, for the same period of 2009.  In addition, travel commissions paid per Travel Store Owner were up approximately 61% compared to the same period of 2009.

Robert M. Van Patten, YTB Chief Executive Officer commented, “While the financial results for the quarter have not met our internal goals, we are pleased with the continued signs of improvement and stabilization in our Company.  General and administrative expenses decreased by approximately $6.0 million or 55%, compared to the same quarter of 2009, primarily as a result of our consistent focus on trimming overhead and nonessential corporate expenses.  By seeking to continuously build capital reserves and increase our business and travel store owners, I am confident we have the right plan in place for future growth.”

J. Scott Tomer, Chairman of YTB added, “In addition to our travel related products, we are striving to solidify the ZamZuu Product Distribution Systems with the appropriate high commissionable product mix, technology platforms and marketing programs in order to position YTB as a leader in the industry.  The growing trend of online retail sales is remarkable and our management team and Independent Marketing Representatives are focused on building and selling the most appealing business solutions possible for those individuals seeking to enhance their financial future.”

About YTB International
YTB International, Inc. was recognized as the 25th largest seller of travel in the U.S. in Travel Weekly’s 2009 Power List, based on 2008 annual retail value of travel services booked.

YTB provides e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands. The Company operates through two subsidiaries: ZamZuu, Inc. (formerly YTB Marketing, Inc. and YourTravelBiz.com, Inc.) and YTB Travel Network, Inc.

For more information about YTB visit http://www.ytb.com or http://www.thefactsaboutytb.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's reports filed from time to time with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2009. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

For:   YTB International, Inc.

Media Contact:
618-655-9477
PR@ytb.com

SOURCE YTB International, Inc.

YTB International, Inc.
Condensed Consolidated Balance Sheets

Dollars in thousands	(Unaudited) March 31, 2010	December 31, 2009
Assets
Current assets:
Cash	$1,041	$678
Other current assets, net	6,177	6,680

Total current assets	7,218	7,358

Assets held for sale	5,248	5,248
Property and equipment, net	5,959	6,432
Goodwill	2,529	2,529
Other assets	49	49

Total assets	$21,003	$21,616

Liabilities and Stockholders' Equity
Current liabilities	$12,161	$12,289

Other long-term liabilities	1,776	1,914

Total liabilities	13,937	14,203

Total stockholders' equity	7,066	7,413

Total liabilities and stockholders' equity	$21,003	$21,616

YTB International, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

Dollars in thousands, except share	Three months ended March 31,
and per share data	2010	2009

Total net revenues	$9,285	$21,372

Operating expenses:
Operating expenses (exclusive of depreciation and amortization shown below)	9,202	22,326
Depreciation and amortization	456	658
Total operating expenses	9,658	22,984

Operating loss	(373)	(1,612)

Total other (expense) income	(30)	3

Loss from continuing operations before income tax provision	(403)	(1,609)

Income tax provision	25	110

Loss from continuing operations	(428)	(1,719)

Income (loss) from discontinued operations (net of tax)	5	(193)

Net loss	$(423)	$(1,912)

Net loss per share:

Weighted average shares outstanding - basic and diluted for Class A and Class B shares	113,014,900	103,792,941

Loss per share from continuing operations - basic and diluted *	$(0.00)	$(0.02)
Income (loss) per share from discontinued operations - basic and diluted *	$0.00	$(0.00)
Net loss per share - basic and diluted *	$(0.00)	$(0.02)

*  Amounts for Class A and Class B shares are the same under the two-class method.